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                                                                    Exhibit 99.1


                         GARNET RESOURCES CORPORATION
                         333 CLAY STREET, SUITE 4500
                            HOUSTON, TEXAS  77002





FOR IMMEDIATE RELEASE:             CONTACT:
                                   Montague H. Hackett, Chairman
June 22, 1995                      (212) 371-1400 or
                                   Douglas W. Fry, President,
                                   Argosy Energy Incorporated
                                   (801) 363-2220


                   GARNET ANNOUNCES ANNUAL MEETING RESULTS

                            AND MANAGEMENT CHANGES


        Houston, Texas -- June 22, 1995 -- Garent Resources Corporation (Nasdaq: GARN) reported that all of its current directors were reelected at its annual shareholders' meeting, and that the shareholders also approved a 300,000-share increase in shares authorized for issuance under an employee stock option plan.

        The Company also stated that George M. Nevers has resigned as President, Chief Executive Officer and a Director. During a transition period, the Company's management, led by Douglas W. Fry, President of its Colombian subsidiary, will report to a three-member Executive Committee of the Board of Directors.

        The Company indicated that it expects to focus its efforts increasingly on exploration and production opportunities in Colombia, and stated that John
H. Moreland recently joined its Colombian subsidiary as Exploration Manager. Mr. Moreland was formerly with LASMO, most recently as Exploration Manager of LASMO Nova Scotia. He also served as Chief Geologist of LASMO Colombia, and has more than 20 years of exploration experience in Colombia, Canada, Indonesia and other areas of the world.

        Garnet is engaged primarily in international oil and gas exploration activities. Its exploration and production operations in Colombia are conducted through its subsidiary Argosy Energy International.